Exhibit 99.1

Release: IMMEDIATE For: Comtex News Network (Symbol: CMTX)

Contact:	Amber Gordon
agordon@comtex.com
703-797-8011

COMTEX REPORTS FOURTH QUARTER AND FISCAL 2008 FINANCIAL RESULTS

New York, NY, September 29, 2008 – Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend® market products, announced financial results for the fourth quarter and fiscal year ended June 30, 2008.

Comtex reported its revenues of $7.0 million for the year ended June 30, 2008, are essentially unchanged from $7.0 million in revenues reported for the fiscal year ended June 30, 2007. The revenue for fiscal 2008 includes the realization of approximately $181,000 of previously unrecognized revenue in the form of a one-time payment.  For the fourth quarter of fiscal 2008, the Company’s revenues were $1.6 million versus $1.8 million for the fourth quarter of fiscal 2007.  The decrease in fourth quarter revenues was primarily due to acquisitions and business consolidations among Comtex’s database customers, and thus lower data usage levels.

For fiscal 2008, Comtex had operating income of $748,000 and net income of $713,000 compared to operating income of $168,000 and a net loss of $(107,000), or $(0.01) per share, in the previous fiscal year.  The increase in net income primarily resulted from reductions in the cost of revenues and reduced sales/marketing and general and administrative expenses, offset by increased technical operations expenses.  Also factored into the year over year comparison were the reversal of accrued legal expenses during fiscal 2008, and a significant one-time charge of approximately $234,000 for debt conversion expense incurred in the year ended June 30, 2007.

Comtex reported a fourth quarter operating loss of $(49,000) and a net loss of $(41,000), $0.00 per share, compared to operating income of $85,000 and net income of $86,000, or $0.01 per share, for the fourth quarter of the previous fiscal year.  The fourth quarter losses were also primarily the result of consolidations among database clients (as discussed above).

For fiscal 2008, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, increased to $835,000 from $322,000 for the previous fiscal year.  For the fourth quarter of fiscal 2008, the Company had negative EBITDA of $(22,000) compared to EBITDA of $119,000 for the fourth quarter of fiscal 2007.  The decline in quarterly EBITDA is primarily the result of the decrease in revenues for the quarter ended June 30, 2008.  The increase in annual EBITDA resulted from overall improvements in net income.

“We’re pleased that Comtex reported profitable results for fiscal 2008, but it is important to note the fourth quarter showed a slowdown similar to that in the broader economy,” stated Chip Brian, President and CEO of Comtex.  “The volatility of the equity markets, in addition to the realities of protracted new business sales cycles and the consolidations of certain large customers, resulted in a challenging business environment in which Comtex continues to provide strong innovative products and superior client services.”

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Comtex Announces Fiscal 2008 Financial Results	Page 2
September 29, 2008

About Comtex
Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend® Alerts and economically useful information.  Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms.  With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day.  Comtex’s state-of-the-art technology delivers this relevant content and reliable service in real-time.  Comtex now also provides several SmarTrend Alert products to consumers, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com).  Comtex has offices in New York City; Boston, Massachusetts; and Alexandria, Virginia.

SmarTrend® is a registered trademark of Comtex News Network, Inc.

Please Note:  Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties.  These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature.  These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes.  Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.  Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLE FOLLOWS

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Comtex Announces Fiscal 2008 Financial Results	Page 3
September 29, 2008

Comtex News Network, Inc. Selected Financial Data (amounts in thousands, except per share amounts)

	Years Ended		Quarters Ended
	June 30		June 30
	(audited)		(unaudited)
	2008	2007	2008	2007
Revenues	$7,070	$7,069	$1,645	$1,823
Operating Income	748	168	(49)	85
Net Income (Loss)	$713	$(107)	$(41)	$86
Net Income (Loss) Per Share,
Basic and Diluted	$0.05	$(0.01)	$0.00	$0.01
Weighted Avg. # Shares,
Basic	15,294	14,238	15,294	15,294
Diluted	15,490	14,238	15,294	15,445

Reconciliation to EBITDA:
Net Income (Loss)	$713	$(107)	$(41)	$86
Stock-based compensation	3	44	-	11
Depreciation & Amortization	84	110	26	22
Interest/Other Expense	30	269	(7)	-
Income Taxes	5	6	-	-
EBITDA	$835	$322	$(22)	$119

Please Note:  EBITDA consists of earnings before stock-based compensation, debt conversion expense, interest expense, interest and other income, unrealized and realized gains (losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies.  However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry.  Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

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